Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-70493, 333-79157, 333-74876,  333-84329, 333-80755, 333-85914, 333-118329, and 333-167331 on Form S-8 of our reports dated February 24, 2011, relating to the financial statements and financial statement schedule of Select Comfort Corporation and subsidiaries (the “Company”) as of and for the year ended January 1, 2011, and the effectiveness of the Company’s internal control over financial reporting as of January 1, 2011, appearing in this Annual Report on Form 10-K of the Company for the year ended January 1, 2011.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 24, 2011